UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 21, 2006

Cleveland-Cliffs Inc
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-8944	34-1464672
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1100 Superior Avenue, Cleveland, Ohio		44114-2589
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-694-5700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Cleveland-Cliffs Inc has issued the following news release on September 21, 2006:

Cleveland-Cliffs Announces Letter of Intent to Acquire
30% Interest in Brazilian Mine

Cleveland, OH – September 21, 2006 – Cleveland-Cliffs Inc ("Cleveland-Cliffs," "Cliffs") (NYSE: CLF) today announced that it has signed a non-binding term sheet with Centennial Asset Mining Fund LLC, an affiliate of MMX Mineração e Metálicos SA ("MMX"), for the purchase of 100 percent of the shares of Centennial Asset Amapá Participações SA ("Centennial Amapá").

Centennial Amapá owns 30 percent of the Amapá Project, which is a Brazilian iron ore project consisting of a significant iron ore deposit, a 192-kilometer railway and 71 hectares of real estate property on the banks of the Amazon River for the development of an iron ore terminal. The Amapá Project is currently under construction and expected to produce 6.5 million tonnes of direct-reduction-grade pellet feed annually once fully operational. Under the non-binding term sheet, Cliffs would purchase 100 percent of the shares of Centennial Amapá for US$133 million. Cliffs would provide technical support for the construction and operation of the Amapá Project and MMX would provide corporate and institutional support services. It is anticipated that approximately $275 million in future capital will be required for the Amapá Project. Pursuant to the term sheet, Cliffs would be responsible for 30 percent of such future capital. Closing is subject to completion of due diligence, completion of financing and negotiation and execution of definitive documents for the transaction, as well as approval of Cliffs’ Board of Directors.

To be added to Cleveland-Cliffs’ e-mail distribution list, please click on the link below:

http://www.cpg-llc.com/clearsite/clf/emailoptin.html

Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. Cleveland-Cliffs Inc operates a total of six iron ore mines located in Michigan, Minnesota and Eastern Canada. The Company is majority owner of Portman Limited, the third-largest iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore.

This news release contains predictive statements that are intended to be made as "forward-looking" within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties. Actual results may differ materially from such statements for a variety of reasons, including: changes in global demand for iron ore by integrated steel producers due to changes in steel utilization rates, consolidation and rationalization, operational factors, electric furnace production; availability of capital equipment and component parts; changes in the financial condition of the Company’s partners and/or customers; rejection of major contracts and/or venture agreements by customers and/or participants under provisions of the U.S. Bankruptcy Code or similar statutes in other countries; events or circumstances that could impair or adversely impact the viability of the Amapa Project and the carrying value of associated assets; inability to achieve expected production levels; failure to receive or maintain required environmental permits; problems with productivity, labor disputes, weather conditions, fluctuations in ore grade, tons mined, changes in cost factors including energy costs, transportation and employee benefit costs; and the effect of these various risks on the Company’s future cash flows, debt levels, liquidity and financial position. Furthermore, there can be no assurance that the transactions contemplated by the term sheet will be completed or that development of the Amapa Project will be successfully completed.

Reference is also made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in the Company’s Annual Report for 2005, Reports on Form 10-K and Form 10-Q and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cleveland-Cliffs’ website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events.

News releases and other information on the Company are available on the Internet at:
http://www.cleveland-cliffs.com.

SOURCE: Cleveland-Cliffs Inc

CONTACT: Media: 1-216-694-4870
Financial Community: 1-800-214-0739, or 1-216-694-5459

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cleveland-Cliffs Inc

September 22, 2006	By:	George W. Hawk, Jr.

Name: George W. Hawk, Jr.
Title: General Counsel & Secretary